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On May 14, 2012 Advocat issued the following press release.

Company Contact:	Investor Relations:
Kelly J. Gill	Charles Lynch
Chief Executive Officer	Westwicke Partners
(615) 771-7575	(443) 213-0504

ADVOCAT’S BOARD UNANIMOUSLY REJECTS UNSOLICITED NON-BINDING

EXPRESSION OF INTEREST FROM COVINGTON INVESTMENTS, LLC

BRENTWOOD, TN - (May 14, 2012) - Advocat Inc. (NASDAQ: AVCA) today announced that its Board of Directors had previously reviewed, and then rejected, unsolicited non-binding expressions of interest made by Covington Investments, LLC (“Covington”) to acquire Advocat, initially for $7.50 per share, and more recently for $8.50 per share, in cash, in each case such expression of interest being subject to due diligence and other conditions. The Board unanimously determined that the non-binding expressions of interest were not in the best interests of Advocat’s shareholders. The Board informed Covington of that determination in response to each unsolicited expression of interest submitted by Covington. Covington publicly announced its most recent expression of interest on May 11, 2012. Advocat has sent the following letter to Covington in response:

VIA Federal Express

John E. McMullan

President and Manager

Covington Investments, LLC

1175 Peachtree Street, Suite 350

Atlanta, GA 30361

Dear John,

We are disappointed that your public announcement mischaracterizes the history of the interaction between us, implying as you do that Advocat’s Board has neither been responsive nor fulfilled its fiduciary duty to its shareholders. As we previously informed you, our Board takes its fiduciary duties very seriously and unanimously determined not to engage in discussions with you after a thorough evaluation of your proposal. Our Board believes that your proposal undervalues Advocat and is not in the best interests of shareholders. We remain optimistic about the opportunities ahead to continue growing our business and delivering value to shareholders.

As you noted in your May 11, 2012 letter, you have sent us letters on February 27, March 22 and April 12, 2012 indicating your interest in commencing a discussion about the possible acquisition of Advocat. In each case, the Board met and thoughtfully considered your non-binding proposals. On March 14, 2012, the Company sent you a letter rejecting the first proposal of $7.50 per share. You then sent a second conditional expression of interest on March 22, 2012, increasing the price per share to $8.50. The Board met again to consider your second proposal.

In addition, after the receipt of the letter dated March 22, 2012, two of our directors, in their role as significant shareholders of the Company, met with you at your request to gather additional information about the details of your proposal and one of your required conditions that they execute support agreements to vote their ownership in favor of your proposal. After you learned in that meeting that these shareholders were not supportive of your proposal, you removed this condition in your letter of April 12. Following receipt of this letter, and after further discussions by the Board, the Board unanimously rejected your revised proposal on April 20, 2012. On May 11, 2012, you sent and issued by press release another letter making substantially the same proposal that the Board had previously rejected. Again the Board met to consider this proposal and again the Board has rejected this proposal, determining instead that your proposal is not in the best interest of the shareholders at this time.

Nothing has come to the attention of the Board since the first letter was received that changes its opinion concerning your proposals and the future prospects of Advocat. In reaching the conclusion to reject your most recent proposal, the Board considered, as it noted in its earlier letters, the following items, among others:

•	Advocat’s current strategic initiatives:

As we noted on our investor call last week, we remain focused on the implementation of our strategic initiatives, which center on enhancing our high acuity patient care services, modernizing our facilities, and prudently expanding our facility portfolio. Last year we also invested a substantial sum to create a successful EMR platform, which will require significantly less resources to maintain now that it is fully deployed, and we have incurred significant additional expenses for infrastructure to support our growth initiatives. Advocat has fully incurred the expense of enhancements to its infrastructure and facilities, but is only starting to reap the benefits of these efforts in terms of improved skilled census, an increased ability to market and care for higher acuity patients and better documentation of the high quality services we have always provided. In the face of recent cuts to Medicare funding by the Centers for Medicare and Medicaid Services that have impacted the entire industry, our focus on higher acuity offerings and growth in skilled mix is succeeding. We believe that the full benefits of these initiatives and investments will be realized over the next several years, and are not yet fully reflected in our share price. Thus, in evaluating the Covington proposal, we have taken these factors into consideration.

•	Advocat’s acquisition growth strategy:

Another element of our strategic initiative includes growth of our facility portfolio through acquisition and development. We believe that we have the ability to grow the number of facilities operated on our platform with only incremental growth in overhead costs and, as a result of the investments we made last year, our platform is highly scalable and primed for growth. In short, we believe that the infrastructure we have put in place will support a greater number of facilities than we currently operate with very little incremental cost. We intend to continue pursuing opportunities to grow through targeted acquisitions and being the lessee of choice for REIT partners. The Company just retained a new senior operating officer, who will complement our existing management team and help implement our strategic plan. The Board believes that the interests of our shareholders are best served by implementing our strategic initiatives and not by engaging in continued discussions regarding your proposals, which are also highly distracting to the management team. We are in the process of bringing two new facilities on-line this year, the first results of this strategy, and the benefits of these efforts will be realized in future periods.

•	Input from significant shareholders that they had no interest in selling their shares at the proposed price.

As noted above, two of our significant shareholders met with you solely in their role as shareholders of the Company. Based on conversations with those shareholders following that meeting, the Board believes that those shareholders are not interested in selling their shares at the proposed price. While we acknowledge that those shareholders do not speak for all shareholders, we believe they serve as useful proxies for the views of many of our shareholders, and the significance of their ownership position has bearing on the likelihood that your proposal could be successfully concluded.

•	Our stock and others in our industry are currently under-valued.

The Board believes that stocks in our industry, and Advocat’s stock in particular, are currently undervalued by the market and that the implementation of our strategic initiatives is the best way to enhance value at this time for all shareholders.

Conclusion

As noted above, the Board of Directors does not believe that this is the right time to enter into a transaction to sell the Company and further does not believe that the investment of further resources at this time would be productive.

Sincerely,

Kelly Gill, President and Chief Executive Officer

Wallace E. Olson, Chairman of the Board of Directors

Chad McCurdy, Vice-Chairman of the Board of Directors

Advocat Inc.

About Advocat Inc.

Advocat provides long term care services to patients in 47 skilled nursing centers containing 5,445 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocat-inc.com.

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to obtain Medicare and Medicaid certification and successfully reopen the Kentucky nursing center, our ability to successfully operate the new nursing center in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, including the impact of the CMS final rule that is expected to result in an 11.1% reduction in Medicare reimbursement from October 2011 forward and our ability to mitigate the impact of the reduction, government regulation, the impact of federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, costs and impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services

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